Exhibit 99.1
Carolyn Miles, Chief Operating Officer of Save the Children
Joins Blackbaud’s Board of Directors
Charleston, S.C. (March 21, 2007) — Blackbaud, Inc. (Nasdaq: BLKB), the leading provider of software and related services designed specifically for nonprofit organizations, announced today that Carolyn Miles, executive vice president and chief operating officer of Save the Children has joined its Board of Directors. Save the Children, with annual revenues of more than $332 million, is the leading independent organization creating lasting change in the lives of children in the United States and throughout the world.
Miles, who has been with Save the Children since 1998, is the organization’s second highest ranking executive, and is responsible for agency-wide strategic planning as well as operations in 50 countries including the United States, with more than 6,000 employees worldwide. Carolyn joined Save the Children after 10 years with American Express Travel-Related Services in New York and Hong Kong, where she also built a successful retail café business of 40 stores throughout Asia. She holds an MBA from University of Virginia’s Darden School of Business and a BS from Bucknell University.
“Carolyn brings extensive knowledge of nonprofit operations on a global basis,” said Marc Chardon, Blackbaud’s president and chief executive officer. “In addition, her operational experience in both the business community and in the nonprofit sector will help us increase our efficiency and, at the same time, become more aware of the needs of nonprofit organizations. She is an invaluable addition to our team.”
About Blackbaud
Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. Approximately 16,000 organizations — including the American Red Cross, Dartmouth College, the WGBH Educational Foundation, Episcopal High School, Lincoln Center, Cancer Research UK, Special Olympics, United Way of America, and Arthritis Foundation — use one or more of Blackbaud products and consulting services for fundraising, financial management, Web site management, school administration, and ticketing. Blackbaud’s solutions include The Raiser’s Edge®, Team Approach®, The Financial Edge™, The Education Edge™, The Patron Edge®, Blackbaud®NetCommunity™, The Information Edge™, WealthPoint™, ProspectPoint™, and donorCentrics™, as well as a wide range of consulting, analytical, and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina and has operations in Cambridge, Massachusetts; Toronto, Ontario; Glasgow, Scotland; London, England; and Sydney, Australia. For more information, visit www.blackbaud.com.
All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.
Forward-looking statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of Target Software and Target Analysis and other risks associated with acquisitions; risk associated with successful implementation of multiple integrated software products; lengthy sales and implementation cycles, particularly in larger organizations; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; economic conditions and seasonality; risks associated with management of growth; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge upon request from Blackbaud’s investor relations department.
Media Contact:
Melanie Milonas
Blackbaud, Inc.
melanie.milonas@blackbaud.com
843.216.6200 x3307
SOURCE: Blackbaud, Inc.